Exhibit 16.1

April 24, 2007

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have read Sabine Pass LNG, L.P.’s statements concerning our Firm included in Amendment No. 3 to Registration Statement on Form S-4 (No. 333-138916) dated April 24, 2007 which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY LLP